--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires:  December 31, 2001
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
    GE CAPITAL EQUITY INVESTMENTS, INC.(1)          (Month/Day/Year)       Luxtec Corporation
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)            3/2/01         5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director        X  10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
              120 Long Ridge Road                   Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                  Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                X Reporting Person
   Stamford        Connecticut         06927                                                                   ---
------------------------------------------------------------------------------------------------------------------------------------
    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-97)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Series C Preferred Stock            3/2/01  6/3/2005     Common Stock      5,209,281     Twenty-five    D
                                                                                          -for-one
------------------------------------------------------------------------------------------------------------------------------------
Series D Preferred Stock            3/2/01    None       Common Stock     1,190,693(2)   Two hundred    D
                                                                                          -for-one
------------------------------------------------------------------------------------------------------------------------------------
Warrants                            3/2/01  12/3/2010    Common Stock         Up to      One-for-one    D
                                                                           1,602,856(3)
------------------------------------------------------------------------------------------------------------------------------------
Options                             3/2/01  6/30/2010    Common Stock         3,721      One-for-one    D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
      (1) This statement is filed by GE Capital Equity Investments, Inc.
      ("GECEI"), for and on behalf of itself, General Electric Capital
      Corporation ("GE Capital"), General Electric Capital Services, Inc.
      ("GECS") and General Electric Company ("GE"). GECEI is a wholly-owned subsidiary of GE Capital; GE Capital is a subsidiary of GECS; and GECS is a wholly-owned subsidiary of GE. GECEI, GE Capital, GECS and GE are referred to herein collectively as the "Reporting Persons." The business address of each of the Reporting Persons is attached hereto as Attachment
      1. Each of GECS and GE disclaims beneficial ownership of all of the above referenced securities.

     (2) Each share of Series D Preferred Stock is exchangeable into a future preferred stock which is convertible, subject to certain limitations and adjustments, into two hundred shares of Luxtec Common Stock.

     (3) The total amount of shares of Luxtec Common Stock that the Warrant may be exercised for varies depending on the date that Luxtec is able to consummate a qualified equity financing. 1,602,856 represents the approximate maximum number of shares for which the Warrant is exercisable.




                                                                            See Attached Signature Page          March 12, 2001
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 2
                                                                                                                   SEC 1473 (7-97)

                                SIGNATURE PAGE TO FORM 3



GE CAPITAL EQUITY INVESTMENTS, INC.





By:      /s/      Jonathan K. Sprole
         ------------------------------------------
Name:             Jonathan K. Sprole
Title:   Managing Director, General Counsel and Secretary



GENERAL ELECTRIC CAPITAL CORPORATION





By:      /s/      Jonathan K. Sprole
         ------------------------------------------
Name:             Jonathan K. Sprole
Title:   Department Operations Manager



GENERAL ELECTRIC CAPITAL SERVICES, INC.





By:      /s/      Jonathan K. Sprole*
         ------------------------------------------
Name:             Jonathan K. Sprole
Title:   Attorney-in-fact

GENERAL ELECTRIC COMPANY





By:      /s/      Jonathan K. Sprole*
         ------------------------------------------
Name:             Jonathan K. Sprole
Title:   Attorney-in-fact


* Powers of attorney, each dated February 22, 2000, by General Electric Capital Services, Inc. and General Electric Company, respectively, are hereby incorporated by reference to Schedule 13D for Luxtec Corporation, filed March 12, 2001 by GE Capital Equity Investments, Inc.

                                  ATTACHMENT 1



GE Capital Equity Investments, Inc.
120 Long Ridge Road
Stamford, CT  06927

General Electric Capital Corporation
120 Long Ridge Road
Stamford, CT  06927

General Electric Capital Services, Inc.
120 Long Ridge Road
Stamford, CT  06927

General Electric Company
120 Long Ridge Road
Stamford, CT  06927